Exhibit 3.1

ARTICLES OF AMENDMENT

NOVATION COMPANIES, INC. (the “Corporation”), a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Maryland (the “MGCL”), hereby certifies to the Department of Assessments and Taxation of Maryland (the “Department”) that:

FIRST:              The name of the Corporation is Novation Companies, Inc.

SECOND:         The Corporation desires to, and does hereby, amend the charter of the Corporation as currently in effect (the “Charter”) pursuant to Section 2-604 of the MGCL.

THIRD:             The Corporation’s Charter currently authorizes the Corporation to issue an aggregate of 120,000,000 shares of Capital Stock, consisting of 100,000,000 shares of common stock, $0.01 par value per share and 20,000,000 shares of preferred stock, $0.01 par value per share, of which 50,000 shares of preferred stock are currently designated as Series F Junior Participating Preferred Stock. The aggregate par value of all authorized shares of stock having par value is $1,200,000. The change effected by these Articles of Amendment is to increase the number of aggregate shares of Capital Stock the Corporation has the authority to issue to 800,000,000 shares of Capital Stock, consisting of 780,000,000 shares of common stock, $0.01 par value per share and 20,000,000 shares of preferred stock, $0.01 par value per share, of which 50,000 shares of preferred stock will remain designated as Series F Junior Participating Preferred Stock. The par value of all Capital Stock will remain $0.01 par value per share and the aggregate par value of all authorized shares of stock having par value will increase to $8,000,000.

FOURTH:          The Charter is hereby amended by replacing paragraph A of Article V in its entirety with the following:

“A.       The total number of shares of Capital Stock of all classes which the Corporation has authority to issue is 800,000,000 shares of Capital Stock, consisting of 780,000,000 shares of Common Stock, $0.01 par value per share (“Common Stock”), and 20,000,000 shares of Preferred Stock, $0.01 par value per share (“Preferred Stock”), of which 50,000 shares of Preferred Stock are currently classed as Series F Junior Participating Preferred Stock. The aggregate par value of all authorized shares of stock having par value is $8,000,000. The Board of Directors may classify and reclassify any unissued shares of Capital Stock, whether now or hereafter authorized, by setting or changing in any one or more respects the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications or terms or conditions of redemption of such shares of Capital Stock. All persons who acquire shares of Capital Stock or securities exercisable for or convertible into shares of Capital Stock shall acquire such shares subject to the provisions of the Charter (including Article X) and Bylaws of the Corporation.”

FIFTH:              The foregoing amendment to the Charter as set forth in these Articles of Amendment has been duly approved by the Corporation’s Board of Directors (the “Board”) and the stockholders of the Corporation in accordance with the provisions of Section 2-604 of the MGCL.

SIXTH:             These Articles of Amendment shall be effective upon the filing with the Department.

SEVENTH:      The undersigned Chief Executive Officer and Chairman of the Board acknowledges these Articles of Amendment to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned Chief Executive Officer and Chairman of the Board acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties of perjury.

IN WITNESS WHEREOF, these Articles of Amendment have been executed by the Chief Executive Officer and Chairman of the Board of the Corporation, and attested to by its Chief Financial Officer, on this 4th day of December, 2018.

ATTEST:			NOVATION COMPANIES, INC.

By:	/s/ Carolyn K. Campbell		By:	/s/ David W. Pointer
	Name:	Carolyn K. Campbell		Name:	David W. Pointer
	Title:	Chief Financial Officer		Title:	Chief Executive Officer and Chairman of the Board